INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 1st day of April 2009, by and between Optex Systems (the “Company” or “OPTX”), a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 1420 Presidential Drive, Richardson, TX. 75081 and American Capital Ventures, Inc. (the “Consultant”), a corporation duly organized and existing under the laws of the State of Florida, with offices at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180.

WHEREAS, the Company manufactures optical sighting systems and assemblies primarily for Department of Defense (DOD) applications;

WHEREAS, the Consultant is experienced in providing consulting and investor relations advice to publicly-traded companies and;

WHEREAS, the Company wishes to retain the services of the Consultant on a non-exclusive basis on the following terms and conditions:

1.           The Company hereby retains the services of the Consultant for a period of one year from date above.

2.           In exchange for the Consulting Services (as that term is defined below) rendered during the Initial Term. The Consultant shall receive a monthly cash fee of $5,000 (five thousand) payable upon the execution of this agreement and the 1st of every month for the next 11 months. The Consultant shall also receive a fee of 1,000,000 (one million) “Rule 144” restricted shares with 250,000 shares being released from escrow and due on the date of execution of this Agreement and then 68,190 shares being released from escrow on the one month anniversary of the date of execution thereof , and 68,181 released from escrow on each of the two through 11 month anniversaries of the date hereof. All shares are considered earned as due. The Consultant shall also be reimbursed actual reasonable travel and other out of pocket expenses which will be billed in arrears and are due payable within (15) days of the Company’s receipt of the subject bill(s). All travel and other out of pocket expenses must be pre approved by the Company.

3.           The Consultant shall utilize its best efforts to provide the following services to the Company: (a) assist the Company in making presentations to interested brokerage firms, hedge funds and institutional investors that buy and follow security and defense companies (b) coordinate meetings with  analysts to cover the Company’s stock and help disseminate the Company’s investment profile to these analysts, as well as brokerage firms, hedge fund managers and institutional investors through a variety of electronic and manual sources, (c) a review of public relations and marketing materials that have been, or may be, distributed to the U.S. financial community and make appropriate suggestions as to how these materials can or should be changed, (d) advise the Company on symposium presentations, as well as investor conferences, (e) through media contacts, attempt to initiate interviews for the Company on news shows such as CNBC, CNN and Bloomberg.  The services referred to in this paragraph shall be known as the “Consulting Services.”

4.           The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company.  No provision of this Agreement shall be construed to preclude the Consultant, or any officer, director, agent, assistant, affiliate or employee of the Consultant from engaging in any activity whatsoever, including, without limitation receiving compensation for managing investments, or acting as an advisor, broker or dealer to, or participate in, any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore.  The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

5.          The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

6.           The Company and its present and future subsidiaries, jointly and severally, agree to indemnify and hold harmless the Consultant and its present and future shareholders as well as its and their officers, directors, affiliates, associates, employees, shareholders, attorneys and agents (“Indemnified Parties” or “Indemnified Party”) against any loss, claim, damage or liability whatsoever (including reasonable attorneys’ fees and expenses), to which such Indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement if such act or omission did not violate the provisions of Section 4 of this Agreement and was not otherwise due to the Consultant’s negligence, gross negligence or intentional misconduct or failure to act when action was required.  So long as the Company has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorneys’ fees and expenses) subject to an understanding from such Indemnified Party to repay the Company or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity.  In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Company within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat.  The Company shall have the right to appoint the Company’s counsel to defend such action, suit or proceeding.  The Indemnified Party, or its co-counsel, shall promptly supply the Company’s counsel with copies of all documents, pleadings and notices that are filed, served or submitted in any of the aforementioned.  No Indemnified Party shall enter into any settlement without the prior written consent of the Company.

7.           This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns.

8.           If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9.           No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

10.         This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11.         This Agreement shall be governed by the laws of the State of Florida.  The parties agree that, should any dispute arise in the administration of this Agreement, the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in Miami, Florida.

12.         This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

13.  Consultant agrees to keep all information provided to it by the Company confidential.  CONSUTLANT AGREES TO NOT TRADE IN THE COMPANY’S STOCK WHILE IN POSSESSION OF ANY MATERIAL INSIDE INFORMATION UNTIL THREE BUSINESS DAYS AFTER SUCH INFORMATION IS MADE PUBLIC BY THE COMPANY.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

	Optex Systems, Inc.		American Capital Ventures, Inc.

By:	/s/ Stanley A. Hirschman	By:	/s/ Howard Gostfrand
	Name: Stanley A. Hirschman		Name: Howard Gostfrand
	Title: President		Title: President

Optex System
Merrick Okamoto
mokamoto@cox.net

CONSULTING AGREEMENT between OPTEX SYSTEMS INCORPORATED and ECON Corporate Services, Inc. (ECON), owner of www.InvestorIdeas.com

2009 SHOWCASE AGREEMENT

Effective date on the 1st day of April, 2009 by OPTEX SYSTEMS HOLDINGS, INC., a corporation with an office located in Richardson, Texas (the "Company") and ECON Corporate Services, Inc. andwww.InvestorIdeas.com  PRIVATE corporations (the "Consultant"), with offices in Delta B.C. and Point Roberts WA respectively.

Showcase Services:

Full Program – Company to be featured on:
Investorideas.com, Homelanddefensestocks.com and affiliated Defense site http://www.nationalhomelandsecurityknowledgebase.com (NHSK)

Investorideas.com currently has over 400,000 unique visitors per month and NHSK has an audience of over 1 million unique visitors per month

Featured Company Services:

The Company hereby retains InvestorIdeas.com™, a global investor and industry internet portal, and related industry specific sub portal(s) to render services with respect to the following, including but not limited to:

Corporate Showcase:
Develop corporate pages on our site to include your news, management profile, corporate profile, regulatory links and other pertinent corporate information including audio and video and Flash Media Corporate Presentations on the home page of the InvestorIdeas.com™ Hub and your defense sector portal home page as well as the stock directory page for your sector(s).

Maintain and update your company section to be current on the portal pages, with all news releases to be posted the day of your release.

In addition, Investor Ideas features a section on our site where interested investors are able to request additional information regarding your company; these investors are automatically added to ongoing distribution.

Your Company News Release Distribution:  The Investor Ideas Newswire – All of your company news will be featured on our newswire and sent to our data base
Investor Ideas Newswire is fast becoming a valuable news source for investors and industry leaders. Investor Ideas Newswire is indexed by Google News, My Yahoo! and other leading news sources.

Examples of additional Investor Ideas Newswire Distribution:
ABC News 7
About.com -
Boston Herald -
Daily Herald –
Denver Post -
Salt Lake Tribune –
Street IQ.com -
Finance-investing.com –
Kiplinger.com -
CNET News.com -
PaidContent.org –
Syndic8.com –

We also distribute your company news to our current and growing database of media, industry, shareholders, analysts, fund mangers, investors and brokers specifically related to your sector.

News Distribution to National Homeland Security Knowledgebase Newswire: Security and Defence News Feed
http://nationalhomelandsecurityknowledgebase.com/Feeds/main.xml

News we create -   Initiate coverage on your sector portal with an introductory portal news release announcing your company as a new "featured company" via a major wire service as well as to our data base and online distribution partners.
Additionally we will feature your company in portal news related to your sector, and include the company in all relevant general news, promotions and interviews when possible. A company's visibility expands significantly through inclusion in the professional portal releases with well- known industry experts or larger companies in the sector. We receive full permission and 'sign off' by all participants; therefore news is picked up under the stock symbols of all participating companies.

Industry Articles and feature stories   – Sector and Industry Specific
Additionally we will feature your company in portal news related to your sector, and include the company in all relevant general news, promotions and interviews when possible. A company's visibility expands significantly through inclusion in the professional portal releases with well- known industry experts or larger companies in the sector. We receive full permission and 'sign off' by all participants; therefore news is picked up under the stock symbols of all participating companies.

Consulting Services
We will also work directly with the company’s in- house IR contacts to assist with news release writing, creation, distribution channels and provide input for SEO and increased visibility.
We will also work with the IR contact to direct investor, analyst and broker leads on behalf of OPTEX.

Terms
The Consultant hereby accepts such retention on the terms and conditions herein set forth and agree to use its best efforts to perform these services at the request of the Company.

Consultant recognizes and confirms that some of the information to be provided by the Company is non-public, confidential or proprietary in nature. Consultant hereby agrees that such information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, except as otherwise required by law.

Term

The term of this Agreement shall commence on April 1, 2009 for twelve months with an option to renew.

Compensation

In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows:

The Company shall pay ECON, a cash fee of $3000 per month for the services rendered by ECON on the Company's behalf due in arrears by the 30th day of each month following the month in which services are rendered. First month and last month are due upon signing of agreement.

In addition to the fees set out above, the Company has issued a total of 250,000 shares of its Common Stock, restricted as to transfer under Rule 144, promulgated pursuant to the Securities Act of 1933 (“Rule 144”), to the Consultant, under the following terms and conditions:  Shares are to be released from escrow as follows:  83,334 shares on the date of this agreement, and 83,333 shares on each of the 60th and 90th day following the date of execution of this contract..

If Rule 144 is available, required 144 opinion letters will be provided by the company at the time of clearing.

Consultant agrees to disclose its compensation in disclaimer as required by U.S., Canadian, and "Blue Sky" Securities Laws and other laws and regulations or as mandated by any forum in which the Company's securities are traded.

In the event, 3rd Party Collection becomes necessary, the signee is responsible for all reasonable attorney and collection fees, up to and including litigation.

EXPENSES

The Company agrees to pay portal news releases distributed including Market Wire and other comparable wires. The average wire cost is $200 - $300 per release (total cost).  Investorideas.com does not mark up the costs, you will be billed direct cost from market wires.

COMPANY'S OBLIGATIONS

The Company shall make best efforts to comply with all disclosure and regulatory policies.

The Company shall make available to the Consultant all information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.

The Consultant may rely on the accuracy of all such information without independent verification.

The Company shall provide the personnel and materials necessary to prepare and send information to investors and brokers as required by the Consultant.

CONSULTANT'S OBLIGATIONS

The Consultant warrants that it has all the applicable licenses and qualifications to do business in the United States and Canada. The Consultant agrees to comply with all Laws and regulations of the United States of America and of the specific states and Canada and provinces regarding all of its activities in representing the Company, including but not limited to, general public relations activities, advertising, and communications with stockholders, investors and consumers. The Consultant agrees to comply with all disclosure laws, regulations and opinions enforced by the Securities and Exchange Commission, any other applicable Federal, state, or provincial agency, self-regulatory organization, or any forum in which the Company's securities are traded. ECON complies with all disclosure laws on its disclaimer at http://www.investorideas.com/About/Disclaimer.asp

CONFIDENTIALITY

The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company,. ECON agrees to sign a separate confidentiality agreement at the Company's request.   ECON AGREES TO NOT TRADE IN THE COMPANY’S STOCK WHILE IN POSSESSION OF ANY MATERIAL INSIDE INFORMATION UNTIL THREE BUSINESS DAYS AFTER SUCH INFORMATION IS MADE PUBLIC BY THE COMPANY.

INDEMNIFICATION

The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant's willful misconduct, or negligent, reckless or grossly negligent conduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defence of any such claim or law suit.

Consultant agrees to indemnify and hold harmless the Company from any and all loss, liability, damages, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Company may suffer, sustain or become subject to, as a result of or in connection with Consultant's willful misconduct, negligent, reckless or grossly negligent conduct or failure to act where action was warranted.

The Company shall make best efforts to comply with all SEC disclosure and regulatory policies.

The Company agrees in the event of their contracting additional third party IR firm campaigns, not related to ECON, to not use ECON's contact info (email or phone #) or ECON URL's in any form of spam or illegal redistribution by the retained IR firm. Any direct violation will result in the company and the said IR firm responsible for any damages to ECON.

ASSIGNMENT

No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party.

ARBITRATION AND GOVERNING LAW

The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this agreement or otherwise, and any claim or dispute related to this agreement or the relationship or duties contemplated under this contract, including the validity of this arbitration clause, shall be resolved by binding arbitration by the American Arbitration Association, under the Arbitration Rules then in effect. Any award of the arbitrator(s) may be entered as a judgment in any court of competent jurisdiction. Information may be obtained and claims may be filed at any office of the American Arbitration Association or at Corporate Headquarters, 335 Madison Avenue, Floor 10, New York, New York 10017-4605. Telephone: 212-716-5800, Fax: 212-716-5905, Website: www.adr.org.   This agreement shall be interpreted under the Federal Arbitration Act.

This Agreement shall be governed by and construed in accordance with Delaware law.

Please fax copy to our office via fax: 866 735 3518 or by email

ECON CORPORATE SERVICES	OPTEX SYSTEMS INCORPORATED
Investorideas.com

/s/ Dawn Van Zant	/s/ Merrick D. Okamoto

Ms. Dawn Van Zant, Director	Merrick D. Okamoto

Canadian Address
ECON Corporate Services, Inc.
5134 Cliff Drive
Delta, B.C. Canada
V4M - 2C3

US Address
ECON US , Inc.
Suite 102 - 1385 Gulf Road
Pt. Roberts, WA
98281 - USA

Consulting Agreement

Agreement made on the 29th day of June by and between ZA Consulting, Inc, of 116 West 23rd Street, New York, NY, 10011 (hereinafter referred to as “Consultant”) and Optex Systems, Inc. (“the Company or Optex”), a Delaware company with its principal offices at 1420 Presidential Drive, Richardson, TX 75801.

Whereas, Optex desires to engage Consultant to assist Optex in its investor relations; and
Whereas, Consultant desires to assist Optex and Consultant has the expertise which is required to assist Optex; and
Whereas, Optex and Consultant desire to enter into a consulting relationship under the terms and conditions hereinafter set forth.
Now, therefore, with the foregoing recital incorporated hereinafter by reference and in consideration of the mutual covenants and promises herein set forth, the parties to this Agreement intending to be legally bound hereby agree as follows:

1.	Consulting Services

The Consultant shall render consulting services to Optex in those areas of the Consultant’s professional competence and at times mutually convenient to the parties.
The Company hereby engages Consultant to provide investor and public relations services as agreed by both parties. The plan may include, but not by way of limitation, the following services:

Consulting with the Company’s management concerning, investor support, broker relations, conducting due diligence meetings with brokers, analysts, institutional money managers and financial media companies, attendance at investor conferences and trade shows, assistance in the preparation and dissemination of press releases and stockholder communications.

Product and Brand Awareness to Include:

•	Company product website review and recommendations
•	Review Company product-oriented literature
•	Introduction to industry trade publications

Corporate Communications to Include:
•	Investor call response
•	Press Release management, drafting, editing, dissemination
•	Management and hosting of quarterly conference calls/web casts
•	Database Management

•	Financial Package Management
•	Investor Website review and recommendations
•	Presentation assessment and revisions
•	Quarterly written assessments to management and Board of Directors

Corporate Awareness to Include:
•	Institutional road shows – Region specific and as needed
•	Best efforts to obtain speaking presentation at Investment Banking Conferences and other sell-side or sponsored conferences

Program Management to Include:
•	Introduction to the sell-side including Institutional Research Teams, and Sales and Trading Departments
•	Introduction to ZA Consulting proprietary Broker and Retail Investor network
•	Analysis of DTC sheets, Nobo lists and Transfer Agent Sheets
•	Ongoing outreach with current shareholders including stakeholders of record and in street name via Nobo list mailings and phone communications

2.	Term

This Agreement shall remain in full force as of the date first above written and continue through June 30, 2010, (hereinafter referred to as the “service period”).The Agreement will automatically renew in six month intervals.  The Agreement is cancelable by either party after six months with 30 days written notice.

3.	Compensation of Consultant
The Consultant shall be paid according to the terms and sums set forth below.

Consultant shall be paid:

a.	$150,000 to paid on the execution of this agreement
b.	40,000 shares of restricted common stock per month
c.	$5,000 per month beginning July 1, 2009

d.	Company agrees to pay for all out of pocket expenses reasonably incurred by the Consultant, including pre-approved travel (not to exceed $250 without written consent)

4.	Available Time

The Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement.  The Consultant performs similar services for other clients and will continue to hereafter.

5.	Relationship

Nothing herein shall constitute Consultant as an employee or agent of Moqizone, except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit Optex in any manner whatsoever.

6.	Confidentiality

Consultant will execute the Company’s standard form of confidentiality agreement if needed.

7.	Assignment

This Agreement shall not be assigned by any party, except to successors to all or substantially all of the business of either party for any reason whatsoever, without the prior written consent of the other party, which consent may not be unreasonably withheld by the party whose consent is required.

8.	Arbitration

Any dispute arising between the parties hereto shall be subject to binding arbitration under the rules then in effect and under the auspices of the American Arbitration Association or other mutually agreeable arbitrator.

9.	Indemnification Clause

(a)  The Company agrees to indemnify and hold harmless the Consultant and its agents and employees against any losses, claims, damages or liabilities, joint or several, to which Consultant or any such other person may become subject under the Securities Act of 1933 (“the Act”) or otherwise, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in written material provided to Consultant by the Company and authorized by the Company to be further distributed by the Consultant; or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements in such written material not misleading; and will reimburse  the Consultant or any such other person for any legal or other expenses reasonably incurred by the Consultant or any such other person in connection with investigating or defending any such loss, claim, damage, liability, or action, suit or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, from such written materials, in reliance upon and in conformity with written information furnished to the Company by the Consultant specifically for use in the preparation thereof.  This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b)           Consultant agrees to indemnify and hold harmless the Company and its agents and employees against any losses, claims, damages or liabilities, joint or several, to which the Company or any such other person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in written material distributed by Consultant without the Company’s authorization; or arise out of or are based upon the omission or alleged omission to state in such written material a material fact necessary to make the statements in such written materials not misleading; and will reimburse the Company or any such other person for any legal or other expenses reasonably incurred by the Company or any such person in connection with investigation or defending any such loss, claim, damage, liability or action, such or proceeding.

Wherefore the undersigned have been dully authorized to execute the within Agreement on behalf of their respective parties.

Optex Systems, Inc.	ZA Consulting Inc

/s/ Stanley A. Hirschman	/s/ David P. Zazoff
Stanley A. Hirschman,	David P Zazoff
President	President